Principal
Financial
Group

<LOGO>                                Principal Financial Group. Inc.

June 17, 2010

Principal Life Insurance Company
711 High Street
Des Moines, IA 50392
Attn: Sara Wiener, Director- Product Management

Re:
Participation Agreement dated January 5, 2007 (the "Agreement"), as amended, between Principal Funds Distributor, Inc. ("PFD"), Principal Management Corporation ("PMC"), Principal Variable Contracts Funds, Inc. ("PVC", and PVC together with PFD and PMC are referred to as "We" or "Us"), and Principal Life Insurance Company (the "Company" or "You")

Dear Sara:

The Participation Agreement, ("Agreement"), was entered into in connection with the combination of WM Variable Trust into PVC. The Agreement reflects the terms of the "mixed and shared funding" exemptive order which the Securities and Exchange Commission ("SEC") had previously issued to WM Variable Trust (the "WM Order"). The WM Order is referred to in the Agreement as the "Exemptive Order."

At the time the parties entered into the Agreement, PVC had an application pending with the SEC for mixed and shared funding relief comparable to that contained in the WM Order. On July 17, 2007, the SEC issued the requested order to PVC (the "PVC Order"). Please see the enclosed Investment Company Act Release Nos. 27852 (June 18, 2007) (notice) and 27887 (July 17, 2007) (order).

As a result, the term "Exemptive Order" as used in the Agreement should be deemed to refer to the PVC Order instead of to the WM Order. The only exception is Section 9.10 of the Agreement which uses the term in a historical sense and should be deemed to continue to refer to the WM Order.

Please sign and return one of the duplicate originals of this letter to us in the enclosed envelope to evidence your acceptance and agreement to this amendment.

Except as expressly amended and restated by this letter, the terms and conditions of the Agreement remain in full force and effect.

June 17, 2010
Page2

If you have any questions, please contact Cynthia Switzer at 515/248-4360.

Thanks in advance for your assistance.

PRINCIPAL FUNDS DISTRIBUTOR, INC.	ACCEPTED AND AGREED:
/s/ Mike Beer
By: ____________________________________	PRINCIPAL LIFE INSURANCE COMPANY
Name: Mike Beer	/s/ Sara Wiener
Title: Executive Vice President	By: ____________________________________
Name: Sara Wiener
Title Director - Product Mgmt

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
/s/ Mike Beer
By: ____________________________________
Name: Mike Beer
Title: Executive Vice President

PRINCIPAL MANAGEMENT CORPORATION
/s/ Mike Beer
By: ____________________________________
Name: Mike Beer
Title: Executive Vice President

SEC-REL, SEC-DOCKET, Principal Variable Contracts Fund, Inc. et al., Notice of Application, Release No. IC-27852; File No. 812-13338 (June 18, 2007)

© 2010, CCH INCORPORATED. All Rights Reserved. A WoltersKluwer Company

Principal Variable Contracts Fund, Inc. et al., Notice of Application. Release No. IC-27852; File No. 812-13338
Agency: Securities and Exchange Commission (“SEC” or the “Commission”).
Action: Notice of Application for exemption pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder.
Applicants: Principal Variable Contracts Fund, Inc. (the “Fund”) and Principal Management Corporation (“Investment Adviser” and together with the Fund, “Applicants”).
Summary of Application: Applicants request an order pursuant to Section 6(c) of the 1940 Act exempting certain life insurance companies and their separate accounts that currently invest in or may hereafter invest in the Fund from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund (“Shares”), and shares of any investment company that is designed to fund insurance products and for which the Investment Adviser or any of its affiliates, may serve in the future as investment adviser, investment manager, subadviser, administrator, principal underwriter or sponsor (collectively “Insurance Funds”) to be sold to and held by: (a) separate accounts funding variable annuity contracts and variable life insurance policies (collectively “Variable Contracts”) issued by both affiliated life insurance companies and unaffiliated life insurance companies; (b) trustees of qualified group pension and group retirement plans outside of the separate account context, (“Qualified Plans”); (c) separate accounts that are excepted from the definition of investment company by Section 3(c) of the 1940 Act; (d) the Investment Adviser or any successor in interest to the Investment Adviser (“Adviser”) for the purpose of 2 providing seed capital to an Insurance Fund; and (e) any other account of a Participating Insurance Company (“General Accounts”).
Filing Date: The Application was filed on October 31, 2006 and amended and restated on June 18, 2007.
Hearing or Notification of Hearing: An order granting the application will be issued unless the Commission orders a hearing. Interested persons may request a hearing by writing to the Secretary of the Commission and serving Applicants with a copy of the request, personally or by mail. Hearing requests should be received by the Commission by 5:30 p.m. on July 14, 2007, and should be accompanied by proof of service on Applicants in the form of an affidavit or, for lawyers, a certificate of service. Hearing requests should state the nature of the requester’s interest, the reason for the request, and the issues contested. Persons who wish to be notified of a hearing may request notification by writing to the Secretary of the Commission.
Addresses: The Commission: Secretary, Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549-1090; Applicants: c/o John W. Blouch, Esq., Dykema Gossett PLLC, Suite 300 West, 1300 I Street, NW, Washington, DC 20005.
For Further Information Contact: Rebecca A. Marquigny, Senior Counsel, or Joyce M. Pickholz, Branch Chief, Office of Insurance Products, Division of Investment Management, at (202) 551-6795.
Supplementary Information: The following is a summary of the Application. The complete Application is available for a fee from the Commission's Public Reference Branch, SEC’s Public Reference Branch, 100 F Street, NE, Room 1580, Washington, DC 20549 (telephone (202) 551-8090).
Applicant's Representations:
1. Each Insurance Fund is, or will be, registered under the 1940 Act as an open-end management investment company. The Fund (File No. 811-01944) is registered under the 1940 Act as an open-end management investment company comprised of 41 investment portfolios (individually a “Portfolio” and collectively, the “Portfolios”). The Fund has filed a Registration Statement on Form N-1A to register the sale of the Fund’s shares under the Securities Act of 1933 (the “1933 Act”) (File No. 002-35570).
2. The Investment Adviser, a wholly owned subsidiary of Principal Financial Group, is registered with the Commission under the Investment Advisers Act of 1940. Pursuant to a management agreement with the Fund with respect to each Portfolio, the Investment Adviser has entered into sub-advisory agreements with sub-advisors for each of the Portfolios. The Investment Adviser also serves as investment adviser to Principal Investors Fund, Inc.
3. Applicants represent that the Fund intends to, and other Insurance Funds may in the future, offer Shares to separate accounts of affiliated and unaffiliated insurance companies in order to fund Variable Contracts. Applicants further represent that these separate accounts are, or will be, registered as investment companies under the 1940 Act or will be exempt from such registration (individually a “Separate Account” and collectively the “Separate Accounts”). Insurance companies whose Separate Account(s) may now or in the future own Shares are referred to herein as “Participating Insurance Companies.”

4. Applicants represent that the Participating Insurance Companies have established, or will establish, their own Separate Accounts and design their own Variable Contracts. Each Participating Insurance Company has, or will have, the legal obligation to satisfy all applicable requirements under both state and federal law. Each Participating Insurance Company may rely on Rule 6e-2 or Rule 6e-3(T) under the 1940 Act, although in connection with the establishment and maintenance of Separate Accounts funding variable life insurance policies some Participating Insurance Companies may rely on individual exemptive orders as well.
5. Applicants state that each Participating Insurance Company on behalf of its Separate Accounts has entered, or will enter, into a participation agreement with each Insurance Fund in which it invests which will govern participation by the Participating Insurance Company in such Insurance Fund (a “Participation Agreement”). The role of the Insurance Fund under this arrangement, insofar as federal securities laws are applicable, will consist of offering Shares to the Separate Accounts and fulfilling any conditions that the Commission may impose upon granting the order requested in the Application.
6. Applicants propose that the Insurance Funds also be permitted to offer and/or sell Shares to Qualified Plans administered by a Trustee. Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes certain diversification standards on the underlying assets of Separate Accounts funding Variable Contracts. In particular, the Code provides that Variable Contracts shall not be treated as an annuity contract or life insurance policy for any period (and any subsequent period) for which the underlying assets are not, in accordance with regulations prescribed by the Treasury Department, adequately diversified. On March 2, 1989, the Treasury Department issued regulations (individually a “Treasury Regulation” and collectively the “Treasury Regulations”), specifically Treasury Regulation Section 1.817-5, that established diversification requirements for Variable Contracts, which require the Separate Accounts upon which these contracts or policies are based to be diversified as provided in the Treasury Regulations. In the case of Separate Accounts that invest in underlying investment companies, the Treasury Regulations provide a “look through” rule that permits the Separate Account to look to the underlying investment company for purposes of meeting the diversification requirements, provided that the beneficial interests in the investment company are held only by the segregated asset accounts of one or more insurance companies. However, the Treasury Regulations also contain certain exceptions to this requirement, one of which allows shares in an investment company to be held by the trustee of a qualified pension or retirement plan without adversely affecting the ability of shares in the same investment company to also be held by Separate Accounts funding Variable Contracts (Treas. Reg. Section 1.817-5(f)(3)(iii)). Another exception allows the investment manager of the investment company and certain companies related to the investment manager to hold shares of the investment company, an exception that is often used to provide the capital required by Section 14(a) of the 1940 Act.
7. Qualified Plans may choose the Shares offered as the sole investment under the Qualified Plan or as one of several investments. Qualified Plan participants may or may not be given an investment choice depending on the terms of the Qualified Plan itself. Exercise of voting rights by participants in any such Qualified Plans, as opposed to the trustees of such Qualified Plans, cannot be mandated by the Applicants. Each Qualified Plan must be administered in accordance with the terms of the Qualified Plan and as determined by its trustee or trustees. To the extent permitted under applicable law, an Adviser or an affiliated person of the Adviser may act as investment adviser or trustee to Qualified Plans that purchase Shares.
8. Applicants propose that the Insurance Funds also be permitted to offer and/or sell Shares to an Adviser. The Treasury Regulations permit such sales as long as the return on Shares held by the Adviser is computed in the same manner as for Shares held by the Separate Accounts, and the Adviser does not intend to sell the Shares to the public. The Treasury Regulations restrict sales to an Adviser to Shares held only in connection with the creation of an Insurance Fund. Applicants represent that they anticipate that sales will be made to an Adviser for the purpose of providing necessary capital required by Section 14(a) of the 1940 Act. Applicants also represent that any Shares purchased by an Adviser will automatically be redeemed if and when the Adviser's investment advisory agreement terminates.
9. Applicants propose that the Insurance Funds also be permitted to offer and/or sell Shares to General Accounts. The Treasury Regulations permit sales to General Accounts as long as the return on Shares held by General Accounts is computed in the same manner as for Shares held by a Separate Account, and the General Accounts do not intend to sell the Shares to the public. Applicants represent that they anticipate that sales may be made to General Accounts for purposes of the creation of the Insurance Funds.
Applicants' Legal Analysis:
1. In connection with the funding of scheduled premium variable life insurance policies issued through a Separate Account registered as a unit investment trust (“UIT”) under the 1940 Act, Rule 6e-2(b)(15) provides partial exemptions from Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act. Section 9(a)(2) of the 1940 Act makes it unlawful for any company to serve as an investment adviser or principal underwriter of any UIT, if an affiliated person of that company is subject to disqualification enumerated in Section 9(a)(1) or (2) of the 1940 Act. Sections 13(a), 15(a) and 15(b) of the 1940 Act have been deemed by the Commission to require “pass-through” voting with respect to an underlying investment company's shares. Rule 6e-2(b)(15) provides these exemptions apply only where all of the assets of the UIT are shares of management investment companies “which offer their shares exclusively to variable life insurance separate accounts of the life insurer or of any affiliated life insurance company.” Therefore, the relief granted by Rule 6e-2(b)(15) is not available with respect to a scheduled premium life insurance Separate Account that owns shares of an underlying fund that also offers its shares to a variable annuity Separate Account or a flexible premium variable life insurance Separate Account of the same company or any other affiliated company. The use of a common management investment company as the underlying investment vehicle for both variable annuity and variable life insurance Separate Accounts of the same life insurance company or of any affiliated life insurance company is referred to herein as “mixed funding.”

2. The relief granted by Rule 6e-2(b)(15) also is not available with respect to a scheduled premium variable life insurance Separate Account that owns shares of an underlying fund that also offers its shares to Separate Accounts funding Variable Contracts issued by one or more unaffiliated life insurance companies. The use of a common management investment company as the underlying investment vehicle for Separate Accounts funding Variable Contracts issued by one or more unaffiliated life insurance companies is referred to herein as “shared funding.”
3. Moreover, because the relief under Rule 6e-2(b)(15) is available only where shares are offered exclusively to variable life insurance Separate Accounts of a life insurer or any affiliated life insurance company, additional exemptive relief is necessary if the Shares are also to be sold to Qualified Plans, an Adviser and General Accounts (collectively, “Eligible Purchasers”). Applicants note that if the Shares were sold only to Separate Accounts funding variable annuity contracts and/or Eligible Purchasers, exemptive relief under Rule 6e-2(b)(15) would not be necessary. The relief provided for under this section does not relate to Eligible Purchasers or to a registered investment company's ability to sell its shares to Eligible Purchasers. The use of a common management investment company as the underlying investment vehicle for Separate Accounts funding Variable Contracts issued by affiliated and unaffiliated insurance companies, and for Eligible Purchasers, is referred to herein as “extended mixed and shared funding.”
4. In connection with flexible premium variable life insurance contracts issued through a Separate Account registered under the 1940 Act as a UIT, Rule 6e-3(T)(b)(15) provides partial exemptions from Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act. The exemptions granted by Rule 6e-3(T)(b)(15) are available only where all the assets of the Separate Account consist of the shares of one or more registered management investment companies that offer to sell their shares “exclusively to separate accounts of the life insurer, or of any affiliated life insurance companies, offering either scheduled contracts or flexible contracts, or both; or which also offer their shares to variable annuity separate accounts of the life insurer or of an affiliated life insurance company or which offer their shares to any such life insurance company in consideration solely for advances made by the life insurer in connection with the operation of the separate account.” Therefore, Rule 6e-3(T)(b)(15) permits mixed funding but does not permit shared funding.
5. Moreover, because the relief under Rule 6e-3(T)(b)(15) is available only where Shares are offered exclusively to Separate Accounts funding Variable Contracts issued by a life insurer or any affiliated life insurance company, additional exemptive relief is necessary if the Shares are also to be sold to Eligible Purchasers, as described above. Applicants note that if the Shares were sold only to Separate Accounts funding variable annuity contracts and/or Eligible Purchasers, exemptive relief under Rule 6e-3(T)(b)(15) would not be necessary. The relief provided for under this section does not relate to Eligible Purchasers or to a registered investment company's ability to sell its shares to Eligible Purchasers.
6. Applicants maintain, as discussed below, that there is no policy reason for the sale of the Shares to Eligible Purchasers to result in a prohibition against, or otherwise limit a Participating Insurance Company from relying on the relief provided by Rules 6e-2(b)(15) and 6e-3(T)(b)(15). However, because the relief under Rules 6e-2(b)(15) and 6e-3(T)(b)(15) is available only when shares are offered exclusively to certain Separate Accounts, additional exemptive relief may be necessary if the Shares are also to be sold to Eligible Purchasers. Applicants therefore request relief in order to have the Participating Insurance Companies enjoy the benefits of the relief granted in Rules 6e-2(b)(15) and 6e-3(T)(b)(15) even where Eligible Purchasers are investing in the relevant Insurance Fund. Applicants note that if the Shares were to be sold only to Eligible Purchasers, and/or Separate Accounts funding variable annuity contracts, exemptive relief under Rule 6e-2(b)(15) and Rule 6e-3(T)(b)(15) would be unnecessary. The relief provided for under Rules 6e-2(b)(15) and 6e-3(T)(b)(15) does not relate to Eligible Purchasers, or to a registered investment company's ability to sell its shares to Eligible Purchasers.
7. Consistent with the Commission's authority under Section 6(c) of the 1940 Act to grant exemptive orders to a class or classes of persons and transactions, the Application requests relief for the class consisting of Participating Insurance Companies and their Separate Accounts (and to the extent necessary, investment advisers, principal underwriters and sponsors of such Separate Accounts).
8. In effect, the partial relief granted in Rules 6e-2(b)(15) and 6e-3(T)(b)(15) under the 1940 Act from the requirements of Section 9 of the 1940 Act limits the amount of monitoring necessary to ensure compliance with Section 9 to that which is appropriate in light of the policy and purposes of Section 9. Those rules recognize that it is not necessary for the protection of investors or the purposes fairly intended by the policy and provisions of the 1940 Act to apply the provisions of Section 9(a) to individuals in a large insurance complex, most of whom will have no involvement in matters pertaining to investment companies in that organization. Applicants assert that it is also unnecessary to apply Section 9(a) of the 1940 Act to the many individuals in various unaffiliated insurance companies (or affiliated companies of Participating Insurance Companies) that may utilize the Insurance Funds as investment vehicles for Variable Contracts. Applicants argue that there is no regulatory purpose in extending the monitoring requirements to embrace a full application of Section 9(a)’s eligibility restrictions because of mixed funding or shared funding and sales to Qualified Plans, an Adviser or General Accounts. Applicants represent that the Participating Insurance Companies and Qualified Plans are not expected to play any role in the management of the Insurance Funds. Applicants further represent that those individuals who participate in the management of the Insurance Funds will remain the same regardless of which Separate Accounts or Qualified Plans invest in the Insurance Funds. Applicants argue that applying the monitoring requirements of Section 9(a) of the 1940 Act because of investment by Separate Accounts of Participating Insurance Companies or Qualified Plans would be unjustified, would not serve any regulatory purpose and could reduce the net rates of return realized by contract owners and Qualified Plan participants due to the increased monitoring costs.

9. Rules 6e-2(b)(15)(iii) and 6e-3(T)(b)(15)(iii) under the 1940 Act provide exemptions from pass-through voting requirements with respect to several significant matters, assuming the limitations on mixed and shared funding are observed. Rules 6e-2(b)(15)(iii)(A) and 6e-3(T)(b)(15)(iii)(A) provide that the insurance company may disregard the voting instructions of its contract owners with respect to the investments of an underlying fund, or any contract between such a fund and its investment adviser, when required to do so by an insurance regulatory authority (subject to the provisions of Rules 6e-2(b)(5)(i), 6e-2(b)(7)(ii)(A), 6e-3(T)(b)(5)(i) and 6e-3(T)(b)(7)(ii)(A) under the 1940 Act). Rules 6e-2(b)(15)(iii)(B) and 6e-3(T)(b)(15)(iii)(A)(2) provide that an insurance company may disregard the voting instructions of its contract owners if the contract owners initiate any change in an underlying fund's investment policies, principal underwriter or any investment adviser (provided that disregarding such voting instructions is reasonable and subject to the other provisions of Rules 6e-2(b)(5)(ii), 6e-2(b)(7)(ii)(B), 6e-2(b)(7)(ii)(C), 6e-3(T)(b)(5)(ii), 6e-3(T)(b)(7)(ii)(B), and 6e-3(T)(b)(7)(ii)(C) under the 1940 Act).
10. Rule 6e-2 under the 1940 Act recognizes that a variable insurance contract, as an insurance contract, has important elements unique to insurance contracts and is subject to extensive state regulation. In adopting Rule 6e-2(b)(15)(iii), the Commission expressly recognized that state insurance regulators have authority, pursuant to state insurance laws or regulations, to disapprove or require changes in investment policies, investment advisers, or principal underwriters. The Commission also expressly recognized that state insurance regulators have authority to require an insurer to draw from its general account to cover costs imposed upon the insurer by a change approved by contract owners over the insurer's objection. The Commission, therefore, deemed such exemptions necessary “to assure the solvency of the life insurer and performance of its contractual obligations by enabling an insurance regulatory authority or the life insurer to act when certain proposals reasonably could be expected to increase the risks undertaken by the life insurer.” In this respect, flexible premium variable life insurance contracts are identical to scheduled premium variable life insurance contracts. Applicants, therefore, assert that the corresponding provisions of Rule 6e-3(T) under the 1940 Act undoubtedly were adopted in recognition of the same factors.
11. Applicants also assert that the sale of Shares to Qualified Plans, an Adviser and General Accounts will not have any impact on the relief requested. With respect to Qualified Plans, which are not registered as investment companies under the 1940 Act, shares of a portfolio of an investment company sold to a Qualified Plan must be held by the trustee(s) of the Qualified Plan pursuant to Section 403(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”). Applicants note that (1) Section 403(a) of ERISA endows Qualified Plan trustees with the exclusive authority and responsibility for voting proxies provided neither of two enumerated exceptions to that provision applies; (2) some of the Qualified Plans may provide for the trustee(s), an investment adviser (or advisers), or another named fiduciary to exercise voting rights in accordance with instructions from participants; and (3) there is no requirement to pass through voting rights to Qualified Plan participants.
12. Applicants argue that an Adviser and General Accounts are similar in that they are not subject to any pass-through voting requirements. Applicants, therefore, conclude that unlike the case with insurance company Separate Accounts, the issue of resolution of material irreconcilable conflicts with respect to voting is not present with Eligible Purchasers.
13. Applicants represent that where a Qualified Plan does not provide participants with the right to give voting instructions, the trustee or named fiduciary has fiduciary responsibility to vote the shares held by the Qualified Plan in the best interest of the Qualified Plan participants. Accordingly, Applicants argue that even if an Adviser or an affiliate of an Adviser were to serve in the capacity of trustee or named fiduciary with voting responsibilities, an Adviser or its affiliates would have a fiduciary duty to vote relevant Shares in the best interest of the Qualified Plan participants.
14. Further, Applicants assert that even if a Qualified Plan were to hold a controlling interest in an Insurance Fund, Applicants do not believe such control would disadvantage other investors in such Insurance Fund to any greater extent than is the case when any institutional shareholder holds a majority of the voting securities of any open-end management investment company. In this regard, Applicants submit that investment in an Insurance Fund by a Qualified Plan will not create any of the voting complications occasioned by mixed funding or shared funding. Unlike mixed funding or shared funding, Applicants argue that Qualified Plan investor voting rights cannot be frustrated by veto rights of insurers or state regulators.
15. Where a Qualified Plan provides participants with the right to give voting instructions, Applicants see no reason to believe that participants in Qualified Plans generally or those in a particular Qualified Plan, either as a single group or in combination with participants in other Qualified Plans, would vote in a manner that would disadvantage Variable Contract holders. Applicants assert that the purchase of Shares by Qualified Plans that provide voting rights does not present any complications not otherwise occasioned by mixed or shared funding.
16. Applicants do not believe that the sale of the Shares to Qualified Plans will increase the potential for material irreconcilable conflicts of interest between or among different types of investors. In particular, Applicants see very little potential for such conflicts beyond those that would otherwise exist between Variable Contract owners.
17. Applicants assert that permitting an Insurance Fund to sell its shares to an Adviser or to the General Account of a Participating Insurance Company will enhance management of each Insurance Fund without raising significant concerns regarding material irreconcilable conflicts. Unlike the circumstances of many investment companies that serve as underlying investment media for variable insurance products, an Insurance Fund may be deemed to lack an insurance company “promoter” for purposes of Rule 14a-2 under the 1940 Act. Accordingly, any Insurance Funds that are established as new registrants may be subject to the requirements of Section 14(a) of the 1940 Act, which generally requires that an investment company have a net worth of $100,000 upon making a public offering of its shares. Insurance Funds also will require more limited amounts of initial capital in connection with the creation of any new series of Shares and the voting of initial Shares of such series on matters requiring the approval of Shareholders. A potential source of the requisite initial capital is an Insurance Fund's investment adviser or a Participating Insurance Company. Either of these parties may have an interest in making the requisite capital investment and in participating with an Insurance Fund in its organization. Applicants note, however, that provision of seed capital or the purchase of shares in connection with the management of an Insurance Fund by its investment adviser or by a Participating Insurance Company may be deemed to violate the exclusivity requirement of Rule 6e-2(b)(15) and/or Rule 6e-3(T)(b)(15).
18. Given the conditions of Treas. Reg. Section 1.817-5(f)(3) and the harmony of interest between an Insurance Fund, on the one hand, and an Adviser or a Participating Insurance Company, on the other, Applicants assert that little incentive for overreaching exists. Applicants further assert that such investment should not implicate the concerns discussed above regarding the creation of material irreconcilable conflicts. Instead, Applicants argue that permitting investments by an Adviser, or by General Accounts, will permit the orderly and efficient creation of an Insurance Fund, and reduce the expense and uncertainty of using outside parties at the early stages of the Insurance Fund’s operations.
Applicants' Conditions:
Applicants consent to the following conditions with respect to each Insurance Fund:
1. A majority of the Board of Trustees (the “Board”) of each Insurance Fund will consist of persons who are not “interested persons” of the Insurance Fund, as defined by Section 2(a)(19) of the 1940 Act, and the rules thereunder, and as modified by any applicable orders of the Commission, except that if this condition is not met by reason of death, disqualification or bona fide resignation of any trustee or trustees, then the operation of this condition will be suspended: (a) for a period of 90 days if the vacancy or vacancies may be filled by the Board; (b) for a period of 150 days if a vote of shareholders is required to fill the vacancy or vacancies; or (c) for such longer period as the Commission may prescribe by order upon application or by future rule.
2. The Board of each Insurance Fund will monitor the Insurance Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Separate Accounts and participants of all Qualified Plans investing in the Insurance Fund, and determine what action, if any should be taken in response to such conflicts. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Insurance Fund are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners, and trustees of the Qualified Plans; (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners; or (g) if applicable, a decision by a Qualified Plan to disregard the voting instructions of Qualified Plan participants.
3. Participating Insurance Companies (on their own behalf, as well as by virtue of any investment of General Account assets in a Portfolio of an Insurance Fund), an Adviser, and any Trustee on behalf of any Qualified Plan that executes a Participation Agreement upon becoming an owner of 10 percent or more of the assets of a Portfolio (collectively, “Participants”) will report any potential or existing conflicts to the Board of the relevant Insurance Fund. Participants will be responsible for assisting the Board in carrying out the Board’s responsibilities under these conditions by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This responsibility includes, but is not limited to, an obligation by each Participating Insurance Company to inform the Board whenever contract owner voting instructions are disregarded, and, if pass-through voting is applicable, an obligation by each Trustee for a Qualified Plan to inform the Board whenever it has determined to disregard Qualified Plan participant voting instructions. The responsibility to report such information and conflicts, and to assist the Board, will be a contractual obligation of all Participating Insurance Companies under their Participation Agreements with the relevant Insurance Fund, and these responsibilities will be carried out with a view only to the interests of the contract owners. The responsibility to report such information and conflicts, and to assist the Board, also will be contractual obligations of all Qualified Plans under their Participation Agreements with the relevant Insurance Fund, and such agreements will provide that these responsibilities will be carried out with a view only to the interests of Qualified Plan participants.
4. If it is determined by a majority of the Board of an Insurance Fund, or a majority of the disinterested directors/trustees of such Board, that a material irreconcilable conflict exists, then the relevant Participant will, at its expense and to the extent reasonably practicable (as determined by a majority of the disinterested directors/trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (a) withdrawing the assets allocable to some or all of their Separate Accounts from the relevant Portfolio of the Insurance Fund and reinvesting such assets in a different investment vehicle including another Portfolio, or in the case of Participating Insurance Company Participants submitting the question as to whether such segregation should be implemented to a vote of all affected contract or policy owners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contract owners or variable life insurance policy owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract or policy owners the option of making such a change; (b) establishing a new registered management investment company or managed separate account; and (c) withdrawing the assets allocable to some or all of the Qualified Plans or Participating Insurance Company from the affected Portfolio and reinvesting those assets in a different medium. If a material irreconcilable conflict arises because of a decision by a Participating Insurance Company to disregard contract or policy owner voting instructions, and that decision represents a minority position or would preclude a majority vote, then the Participating Insurance Company may be required, at the election of the relevant Insurance Fund, to withdraw such Participating Insurance Company’s Separate Account investments in the Insurance Fund, and no charge or penalty will be imposed as a result of such withdrawal. If a material irreconcilable conflict arises because of a Qualified Plan's decision to disregard Qualified Plan participant voting instructions, if applicable, and that decision represents a minority position or would preclude a majority vote, the Qualified Plan may be required, at the election of the Insurance Fund, to withdraw its investment in the Insurance Fund, and no charge or penalty will be imposed as a result of such withdrawal. The responsibility to take remedial action in the event of a Board determination of a material irreconcilable conflict and to bear the cost of such remedial action will be a contractual obligation of all Participants under their Participation Agreements with the relevant Insurance Fund, and these responsibilities will be carried out with a view only to the interests of contract or policy owners and Qualified Plan participants.

For purposes of this Condition 4, a majority of the disinterested directors/trustees of the Board of each Insurance Fund will determine whether or not any proposed action adequately remedies any material irreconcilable conflict, but, in no event, will the Insurance Fund or an Adviser, as relevant, be required to establish a new funding vehicle for any Variable Contract. No Participating Insurance Company will be required by this Condition 4 to establish a new funding vehicle for any Variable Contract if any offer to do so has been declined by vote of a majority of the contract or policy owners materially and adversely affected by the material irreconcilable conflict. Further, no Qualified Plan will be required by this Condition 4 to establish a new funding vehicle for the Qualified Plan if: (a) a majority of the Qualified Plan participants materially and adversely affected by the irreconcilable material conflict vote to decline such offer, or (b) pursuant to documents governing the Qualified Plan, the Qualified Plan makes such decision without a Qualified Plan participant vote.
5. The Board of each Insurance Fund’s determination of the existence of a material irreconcilable conflict and its implications will be made known in writing promptly to all Participants.
6. As to Variable Contracts issued by Separate Accounts registered under the 1940 Act, Participating Insurance Companies will provide pass-through voting privileges to all Variable Contract owners as required by the 1940 Act as interpreted by the Commission. However, as to Variable Contracts issued by unregistered Separate Accounts, pass-through voting privileges will be extended to contract owners to the extent granted by the issuing insurance company. Accordingly, such Participants, where applicable, will vote Shares of the applicable Portfolio held in their Separate Accounts in a manner consistent with voting instructions timely received from Variable Contract owners. Participating Insurance Companies will be responsible for assuring that each Separate Account investing in a Portfolio calculates voting privileges in a manner consistent with other Participants.
The obligation to calculate voting privileges as provided in the Application will be a contractual obligation of all Participating Insurance Companies under their Participation Agreements with the relevant Insurance Fund. Each Participating Insurance Company will vote Shares for which it has not received timely voting instructions, as well as Shares held in its General Account or otherwise attributed to it, in the same proportion as it votes those Shares for which it has received voting instructions. Each Qualified Plan will vote as required by applicable law and governing Qualified Plan documents.
7. As long as the 1940 Act requires pass-through voting privileges to be provided to Variable Contract owners, an Adviser and any General Account will vote their respective Shares in the same proportion as all variable contract owners having voting rights with respect to that Insurance Fund or Portfolio; provided, however, that an Adviser or any General Account shall vote its Shares in such other manner as may be required by the Commission or its staff.
8. Each Insurance Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, which, for these purposes, shall be the persons having a voting interest in the Shares of the respective Portfolio, and, in particular, the Insurance Fund will either provide for annual meetings (except to the extent that the Commission may interpret Section 16 of the 1940 Act not to require such meetings) or comply with Section 16(c) of the 1940 Act (although each Insurance Fund is not, or will not be, one of those trusts of the type described in Section 16(c) of the 1940 Act), as well as with Section 16(a) of the 1940 Act and, if and when applicable, Section 16(b) of the 1940 Act. Further, each Insurance Fund will act in accordance with the Commission's interpretations of the requirements of Section 16(a) with respect to periodic elections of directors/trustees and with whatever rules the Commission may promulgate thereto.
9. An Insurance Fund will make its Shares available to a Separate Account to fund a Variable Contract offering interests based on those Shares and/or to a Qualified Plan at or about the same time it accepts any seed capital from an Adviser or General Account of a Participating Insurance Company.
10. Each Insurance Fund has notified, or will notify, all Participants that Separate Account prospectus disclosure or Qualified Plan prospectuses or other Qualified Plan disclosure documents regarding potential risks of mixed and shared funding may be appropriate. Each Insurance Fund will disclose in its prospectus that: (a) shares of the Insurance Fund may be offered to Separate Accounts funding both variable annuity contracts and variable life insurance policies and, if applicable, to Qualified Plans; (b) due to differences in tax treatment and other considerations, the interests of various contract owners participating in the Insurance Fund and the interests of Qualified Plans investing in the Insurance Fund, if applicable, may conflict; and (c) the Insurance Fund's Board will monitor events in order to identify the existence of any material irreconcilable conflicts and to determine what action, if any, should be taken in response to any such conflict.
11. If and to the extent that Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or proposed Rule 6e-3 under the 1940 Act is adopted, to provide exemptive relief from any provision of the 1940 Act, or the rules promulgated thereunder, with respect to mixed or shared funding, on terms and conditions materially different from any exemptions granted in the order requested in the Application, then each Insurance Fund and/or Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 or 6e-3(T), or Rule 6e-3, as such rules are applicable.
12. Each Participant, at least annually, will submit to the Board such reports, materials or data as the Board reasonably may request so that the directors/trustees of the Board may fully carry out the obligations imposed upon the Board by the conditions contained in the Application. Such reports, materials and data will be submitted more frequently if deemed appropriate by the Board. The obligations of the Participants to provide these reports, materials and data to the Board, when it so reasonably requests, will be a contractual obligation of all Participants under their Participation Agreements with the relevant Insurance Fund.

13. All reports of potential or existing conflicts received by the Board, and all Board action with regard to determining the existence of a conflict, notifying Participants of a conflict and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the Commission upon request.
14. Each Insurance Fund will not accept a purchase order from a Qualified Plan if such purchase would make the Qualified Plan an owner of 10 percent or more of the assets of any Portfolio of an Insurance Fund unless the Trustee for such Qualified Plan executes an agreement with the Insurance Fund governing participation in the Insurance Fund that includes the conditions set forth herein to the extent applicable. A Trustee for a Qualified Plan will execute an application containing an acknowledgement of this condition at the time of its initial purchase of Shares.
Conclusions:
Applicants submit that, for the reasons summarized above and to the extent necessary or appropriate to provide for the transactions described herein, the requested exemptions from Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, in accordance with the standards of Section 6(c) of the 1940 Act, are in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.
For the Commission, by the Division of Investment Management, pursuant to delegated authority.

Florence E. Harmon
Deputy Secretary

SEC-REL, SEC-DOCKET, Release No. IC-27887; File No. 812-13338; July 17, 2007. In the Matter of PRINCIPAL VARIABLE CONTRACTS FUND, INC., ET AL. Principal Financial Group Des Moines, Iowa 50392-0300. (July 17, 2007)

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INVESTMENT COMPANY ACT OF 1940
Release No. IC-27887; File No. 812-13338; July 17, 2007, In the Matter of PRINCIPAL VARIABLE CONTRACTS FUND, INC., ET AL. Principal Financial Group Des Moines, Iowa 50392-0300.

ORDER UNDER SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940 GRANTING EXEMPTIONS FROM THE PROVISIONS OF SECTIONS 9(a), 13(a), 15(a) AND 15(b) OF THE ACT, AND RULES 6e-2(b)(15) and 6e-3(T)(b)(15) THEREUNDER
Principal Variable Contracts Fund, Inc. (the “Fund”) and Principal Management Corporation (the “Adviser”) (collectively, “Applicants”) filed an application on October 31, 2006, and filed an amended application on June 18, 2007, for an order under Section 6(c) of the Investment Company Act of 1940 (“Act”), granting exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15), to the extent necessary to permit shares of the Fund and shares of any investment company that is designed to fund insurance products and for which the Adviser or any of its affiliates, may serve in the future as investment adviser, investment manager, subadviser, administrator, principal underwriter or sponsor (“Future Funds”) (the Fund, together with Future Funds, “Insurance Funds”) to be sold to and held by: (a) separate accounts funding variable annuity contracts and variable life insurance policies issued by both affiliated life insurance companies and unaffiliated life insurance companies; (b) trustees of qualified group pension and group retirement plans outside of the separate account context; (c) separate accounts that are not registered as investment companies under Section 3(c) of the 1940 Act; (d) the Adviser or any successor in interest to the Adviser for the purpose of providing seed capital to Insurance Funds; and (e) any other account of a Participating Insurance Company (“General Account”).
A notice of the filing of the application was issued on June 18, 2007 (Investment Company Act Release No. 27852). The notice gave interested persons an opportunity to request a hearing and stated that an order disposing of the matter would be issued unless a hearing should be ordered. No request for a hearing has been received, and the Commission has not ordered a hearing.
The matter has been considered, and it is found that the granting of the requested exemptions is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the Act. Accordingly,
IT IS ORDERED, pursuant to Section 6(c) of the Act, that the requested exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, for Principal Variable Contracts Fund, et al. (812-13338) be, and hereby are, granted, effective immediately.
For the Commission, by the Division of Investment Management, pursuant to delegated authority.
Florence E. Harmon
Deputy Secretary

© 2010, CCH INCORPORATED. All Rights Reserved. A WoltersKluwer Company